Exhibit 99.1

Manitowoc Appoints Jennifer L. Peterson as Chief Legal and People Officer

MILWAUKEE--(BUSINESS WIRE) -- The Manitowoc Company, Inc. (NYSE: MTW) (the “Company” or “Manitowoc”) announced today that Jennifer L. Peterson has been appointed Executive Vice President, Chief Legal and People Officer, and Secretary. In her expanded role, Ms. Peterson will lead Manitowoc’s global human resources, legal, and risk management functions.

“I am very pleased to have Jennifer assume this new leadership role at Manitowoc. Since 2022, Jennifer has been an integral leader of our executive management team, and she continues to strengthen our culture of integrity, service, and growth. Her leadership and experience help the business navigate the increasing demands of global legal, risk, and compliance programs,” commented Aaron H. Ravenscroft, President and Chief Executive Officer.

Ms. Peterson has nearly 25 years of legal experience from both in-house and private practice and has been an executive leader of the Manitowoc leadership team since being appointed as Executive Vice President, General Counsel, and Secretary in 2022. She joined Manitowoc in 2018 and has held positions of increasing responsibility within the legal department. Ms. Peterson has a Juris Doctor (J.D.) degree from the University of Wisconsin Law School and a Bachelor of Arts degree in Public Communications from the University of Wisconsin – Eau Claire.

About The Manitowoc Company, Inc.

The Manitowoc Company, Inc. ("Manitowoc" or the "Company") was founded in 1902, and is headquartered in Milwaukee, Wisconsin, United States. Manitowoc, through its wholly-owned subsidiaries, provides high quality, customer-focused lifting products and services world-wide through its Grove, Manitowoc, National Crane, Potain, Shuttlelift, and Upfits by Aspen Equipment brands and its support-focused subsidiary MGX Equipment Services. For more information, visit www.manitowoc.com.

For more information:

Ion Warner

SVP, Marketing and Investor Relations

+1 414-760-4805

ion.warner@manitowoc.com